EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
MDwerks, Inc.

We hereby consent to the use in Form 10KSB of our report dated January 25, 2006, except for the second paragraph in Note 6 to the consolidated financial statements, as to which the date is February 1, 2006 and the fifteenth paragraph of Note 6 to the consolidated financial statements, as to which the date is February 13, 2006 on the consolidated financial statements of MDwerks, Inc. and Subsidiaries which appear in the December 31, 2006 Annual Report of MDwerks, Inc. and Subsidiaries.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
March 21, 2007